EXHIBIT 23

LETTERHEAD OF CARLSON, PAVLIK AND DRAGESET

CONSENT OF INDEPENDENT AUDITORS

          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of PremierWest Bancorp filed July 6, 2000, of our report dated February 1, 2001, relating to the consolidated financial statements of Timberline Bancshares, Inc. and its subsidiary ("Timberline"), which appears in Timberline's Annual Report on Form 10-K for the year ended December 31, 2000, which is included in the PremierWest Bancorp Current Report on Form 8-K dated April 26, 2001. We hereby consent to the inclusion of our report in the Form 8-K to which this consent is attached as Exhibit 23.

/s/ Carlson, Pavlik and Drageset

Carlson, Pavlik and Drageset
Certified Public Accountants, LLP
Yreka, California
April 26, 2001